                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549



                                FORM 8-K/A No. 1

                                 Current Report
                     Pursuant to Section 13 or 15(d) of The
                       Securities and Exchange Act of 1934


       Date of Report (Date of Earliest Event Reported): October 26, 2001



                            TRINITY INDUSTRIES, INC.
             (Exact name of Registrant as specified in its charter)


        Delaware               1-6903                      75-0225040
(State of incorporation) (Commission File No.) (IRS Employer Identification No.)


    2525 Stemmons Freeway, Dallas, Texas                   75207-2401
   (Address of principal executive offices)                (Zip Code)



       Registrant's telephone number, including area code: (214) 631-4420

                                 Not Applicable
         (Former name or former address, if changed since last report.)


--------------------------------------------------------------------------------

Item 5.  Other Events

(a) Trinity Industries, Inc.(the "Company" or "Trinity") is in the process of finalizing the integration plan for its merger with Thrall Car Manufacturing Company ("Thrall"). Charges related to restructuring the railcar group as a result of the merger and certain cost reduction and other actions are presently expected to be in the range of $50 to $65 million, or $0.75 to $0.97 per share. The charges, which are primarily non-cash, will be recorded in the quarter ending December 31, 2001.
         Net income for the nine months ending December 31, 2001 before these charges are expected to be in the range of $0.40 to $0.50 per share.

(b) Pursuant to the terms of (i) a Credit Agreement, as amended, between the Company and JP Morgan Chase Bank, as Administrative Agent, and the Lenders under the Credit Agreement, as amended, and (ii) a Term Credit Agreement between the Company and JP Morgan Chase Bank, as Administrative Agent, and the Lenders under the Term Credit Agreement, the Company will deliver a Security Agreement effective December 31, 2001 pursuant to which the Company and its material subsidiaries will grant to JP Morgan Chase Bank, as Collateral Agent, a valid first and prior lien on all of the accounts receivable and inventory of the Company and its material subsidiaries. In addition, on or before February 15, 2002 the Company may be required to deliver an amended and restated Security Agreement pursuant to which the Company and its material subsidiaries will grant to the Collateral Agent a valid first and prior lien on certain property, plant and equipment of the Company and its material subsidiaries.

Item 7.  Financial Statements and Exhibits

(a)      Financial Statements of Thrall Car Manufacturing Company

          (i)    Independent auditors report.

          (ii) Consolidated Statements of Income for the Years Ended December 31, 2000 and 1999

          (iii)  Consolidated Balance Sheets as of December 31, 2000 and 1999.

          (iv) Consolidated Statements of Cash Flows for the Years Ended December 31, 2000 and 1999.

          (v) Consolidated Statements of Shareholders' Investment for the Years Ended December 31, 2000 and 1999.

          (vi)   Notes to Consolidated Financial Statements.

          (vii) Unaudited Consolidated Statements of Operations for the Nine Months Ended September 30, 2001 and 2000.

          (viii) Unaudited Consolidated Balance Sheet as of September 30, 2001.

          (ix) Unaudited Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2001 and 2000.

          (x) Unaudited Consolidated Statement of Shareholders' Investment for the Nine Months Ended September 30, 2001.

          (xi)   Notes to Unaudited Financial Statements.

(b) Pro Forma Financial Information

On October 26, 2001, Trinity completed its merger transaction between a wholly-owned subsidiary of Trinity and privately owned Thrall. Thrall is a leading railcar manufacturer, with operations in both the United States and Europe. Under terms of the agreement, Trinity paid $165.5 million in cash and issued 7.15 million shares of its common stock at the closing. Additional estimated amounts have been accrued related to the working capital adjustment per the merger agreement ($18.4 million) and transaction fees ($5.2 million). In addition, Trinity under certain circumstances has agreed to make additional payments, not to exceed $45 million over five years, based on a formula related to annual railcar industry production levels. The unaudited pro forma condensed consolidated financial statements are based on the historical consolidated financial statements of Trinity and Thrall, adjusted to give effect to the transactions described herein.

The unaudited pro forma condensed consolidated financial statements consist of
(i) an Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended March 31, 2001; (ii) an Unaudited Pro Forma Interim Condensed Consolidated Statement of Operations for six months ended September 30, 2001; and (iii) a Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2001. Both the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended March 31, 2001 and the Unaudited Pro Forma Interim Condensed Consolidated Statement of Operations for six months ended September 30, 2001 give effect to the merger of Thrall as if it had occurred at the beginning of their respective periods. The Pro Forma Condensed Consolidated Balance Sheet gives effect to the transaction as if it had occurred as of September 30, 2001.

The merger of Thrall and the related adjustments are described in the accompanying notes. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. In our opinion, all adjustments that are necessary to present fairly the pro forma data have been made. The unaudited pro forma condensed consolidated financial statements do not purport to represent what the results of operations or financial condition would actually have been had the transaction in fact occurred on such dates or to project the results of operations or financial condition for any future period or date. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements of Trinity and Thrall and Management's Discussion and Analysis of Financial Condition and Results of Operations. Pro Forma results do not include certain restructuring charges to be incurred by Trinity as a result of the Thrall merger. The restructuring charges will be recorded during the quarter ending December 31, 2001.

The merger of Thrall has been accounted for as a purchase and the purchase price has been allocated to the assets acquired and liabilities assumed based upon estimated fair market values. The purchase price allocation for the Thrall merger is subject to change when additional information concerning asset and liability valuations is obtained.

The historical consolidated financial statements of Trinity and Thrall were prepared in accordance with generally accepted accounting principles.

                            TRINITY INDUSTRIES, INC.
       Unaudited Pro Forma Condensed Consolidated Statement of Operations
                                  (in millions)

                                                              Historical
                                                  ---------------------------------
                                                      Trinity           Thrall Car
                                                    Industries,       Manufacturing
                                                       Inc.              Company          Pro Forma            Pro Forma
                                                    FYE 3/31/01        FYE 12/31/00       Adjustments          Results
                                                   -------------      -------------      -------------      -------------
Revenues                                           $     1,904.3      $       658.3      $          --      $     2,562.6

Operating costs:
  Cost of revenues                                       1,756.7              584.9                 --            2,341.6
  Selling, engineering and
     administrative expenses                               213.7               48.6                 --              262.3
                                                   -------------      -------------      -------------      -------------
                                                         1,970.4              633.5                 --            2,603.9
                                                   -------------      -------------      -------------      -------------
Operating profit (loss)                                    (66.1)              24.8                 --              (41.3)

Interest expense, net                                       22.0               (2.9)              14.4ab             33.5
Other, net                                                  28.2               (3.9)               3.9c              28.2
                                                   -------------      -------------      -------------      -------------
                                                            50.2               (6.8)              18.3               61.7
                                                   -------------      -------------      -------------      -------------
Income (loss) before income
 taxes                                                    (116.3)              31.6              (18.3)            (103.0)

Provision (benefit) for income
 taxes                                                     (41.9)              (0.2)               5.0de            (37.1)
                                                   -------------      -------------      -------------      -------------

Net income (loss)                                  $       (74.4)     $        31.8      $       (23.3)     $       (65.9)
                                                   =============      =============      =============      =============

Net income (loss) per common share:
  Basic                                            $       (1.98)                                           $       (1.47)
                                                   =============                                            =============
  Diluted                                          $       (1.98)                                           $       (1.47)
                                                   =============                                            =============

Weighted average number of shares outstanding:
  Basic                                                     37.5                                   7.2               44.7
  Diluted                                                   37.5                                   7.2               44.7


     The accompanying notes are an integral part of the unaudited pro forma consolidated financial statements.

                            TRINITY INDUSTRIES, INC.
   Unaudited Pro Forma Interim Condensed Consolidated Statement of Operations
                      Six Months Ended September 30, 2001
                                  (in millions)


                                                 Historical
                                        ----------------------------
                                          Trinity       Thrall Car
                                        Industries,    Manufacturing    Pro Forma      Pro Forma
                                           Inc.          Company       Adjustments      Results
                                        ----------      ------------   ----------      ----------
Revenues                                $    840.5      $    174.2      $     (1.0)a   $  1,013.7

Operating costs:
  Cost of revenues                           716.6           166.0            (3.5)bc       879.1
  Selling, engineering and
     administrative expenses                  82.5            27.0              --          109.5
                                        ----------      ----------     ----------      ----------
                                             799.1           193.0            (3.5)         988.6
                                        ----------      ----------     ----------      ----------
Operating profit (loss)                       41.4           (18.8)            2.5           25.1

Interest expense, net                         12.2             1.5             2.6de         16.3
Other, net (income) expense                    1.1            (3.1)            3.1f           1.1
                                        ----------      ----------     ----------      ----------
                                              13.3            (1.6)            5.7           17.4
                                        ----------      ----------     ----------      ----------
Income (loss) before income
 taxes                                        28.1           (17.2)           (3.2)           7.7

Provision (benefit) for income
 taxes                                        10.6              --            (7.7)gh         2.9
                                        ----------      ----------     ----------      ----------

Net income (loss)                       $     17.5      $    (17.2)     $      4.5     $      4.8
                                        ==========      ==========     ==========      ==========

Net income (loss) per common share:
  Basic                                 $     0.47                                     $     0.11
                                        ==========                                     ==========
  Diluted                               $     0.47                                     $     0.11
                                        ==========                                     ==========

Weighted average number of
 shares outstanding:
  Basic                                       37.0                             7.2           44.2
  Diluted                                     37.1                             7.2           44.3


     The accompanying notes are an integral part of the unaudited pro forma consolidated financial statements.

Notes to Unaudited Pro Forma Consolidated Statements of Operations


Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended March 31, 2001 for Trinity and the year ended December 31, 2000 for Thrall


Note 1:  Pro Forma Adjustments

The following pro forma adjustments have been applied to the accompanying historical condensed consolidated statement of operations of Trinity and Thrall to give effect to the Thrall merger and related financing transaction as if they had all occurred on April 1, 2000 for Trinity and January 1, 2000 for Thrall:

(a) Increase interest expense related to financing the cash portion of the purchase price - $11.5 million.

(b) Eliminate interest income related to Thrall investments and loan portfolios not included in the transaction - $2.9 million.

(c) Eliminate unrealized gains related to Thrall investments and loan portfolios not included in the transaction.

(d) Record tax effect @ 36.0% of Thrall historical income before tax. As a qualified subsidiary of a Sub Chapter S corporation, Thrall's historical statement of operations is not required to record a federal income tax provision.

(e)  Record tax effect @ 36.0% of pro forma income before tax.

Trinity historical results for the year ended March 31, 2001 include pretax unusual charges of approximately $173.3 million ($110.9 million after tax) primarily related to the restructuring of Trinity's railcar operations, investment and asset write downs, litigation reserves, and other charges. Of the $173.3 million charges, $125.3 million is included in cost of revenues, $15.6 million in selling, engineering and administrative expenses, and $32.4 million in other, net.

Unaudited Pro Forma Interim Condensed Consolidated Statement of Operations for six months ended September 30, 2001

Note 1:  Pro Forma Adjustments

The following pro forma adjustments have been applied to the accompanying historical condensed consolidated statement of operations of Trinity and Thrall to give effect to the Thrall merger and related financing transaction as if they had all occurred on April 1, 2001:

(a) Eliminate revenues from a non-rail subsidiary not included in the transaction.

(b) Eliminate cost of revenues from the non-rail subsidiary referenced in (a) that was not included in the transaction - $1.0 million.

(c) Eliminate the costs of a Thrall facility not included in the transaction subsequent to it's shutdown at the end of March 2001 - $2.5 million.

(d) Increase interest expense related to financing the cash portion of the purchase price - $4.1 million.

(e) Eliminate interest expense related to Thrall investments and loan portfolios not included in the transaction - $1.5 million.

(f) Eliminate unrealized gains related to Thrall investments and loan portfolios not included in the transaction.

(g) Record tax effect @ 37.5% of Thrall historical income before tax. As a qualified subsidiary of a Sub Chapter S corporation, Thrall's historical statement of operations is not required to record a federal income tax provision.

(h)  Record tax effect @ 37.5% of pro forma income before tax.

                            TRINITY INDUSTRIES, INC.
                        Pro Forma Condensed Balance Sheet
                               September 30, 2001
                                  (in millions)

                                                  Historical
                                         --------------------------------
                                            Trinity          Thrall Car
                                          Industries,       Manufacturing      Pro Forma           Pro Forma
                                              Inc.            Company         Adjustments           Results
                                         -------------      -------------     -------------      -------------
ASSETS

Cash and equivalents                     $         3.0      $        22.1     $       (22.1)a    $         3.0
Receivables                                      241.8               38.5                --              280.3
Inventories                                      323.0               32.6                --              355.6

Property, plant and equipment,
  at cost                                      1,495.3              171.2            (133.8)b          1,532.7
Less accumulated depreciation                   (559.2)             (96.5)             96.5c            (559.2)
                                         -------------      -------------     -------------      -------------
                                                 936.1               74.7             (37.3)             973.5

Goodwill                                          73.1               16.8             336.3d             426.2
Other assets                                     166.0               17.4             (13.3)e            170.1

                                         -------------      -------------     -------------      -------------
                                         $     1,743.0      $       202.1     $       263.6      $     2,208.7
                                         =============      =============     =============      =============

LIABILITIES AND STOCKHOLDERS' EQUITY

Bank debt                                $       409.0      $          --      $      165.5f     $       574.5
Accounts payable and accrued
  liabilities                                    364.7               77.5              39.3g             481.5
Long-term debt                                    24.2               13.6             (13.6)h             24.2
Deferred income taxes                             26.4                                   --               26.4
Other liabilities                                 37.3                 --                --               37.3
Stockholders' equity                             881.4              111.0              72.4i           1,064.8
                                         -------------      -------------     -------------      -------------
                                         $     1,743.0      $       202.1     $       263.6      $     2,208.7
                                         =============      =============     =============      =============


     The accompanying notes are an integral part of the unaudited pro forma consolidated financial statements.

Notes to Unaudited Pro Forma Consolidated Balance Sheet (in millions)

The following pro forma adjustments have been applied to the accompanying historical balance sheet of Trinity and Thrall to give effect to merger and financing transaction as if they had occurred on September 30, 2001.

Note 1.  Merger

A summary of the purchase price and related preliminary purchase price allocation follows:

Cash paid at closing .......................................................     $      165.5
Estimated cash adjustment for working capital ..............................             18.4
Stock issued at closing (7.15 million shares)  .............................            183.4
Estimated transaction fees .................................................              5.2
                                                                                 ------------
  Aggregate purchase price .................................................            372.5
Book value of Thrall net assets acquired ...................................            (63.0)
                                                                                 ------------
                                                                                        309.5
Adjustments to record assets and liabilities at fair
  market values: (a)
         Severance, facility closing expenses, other exit costs
             to be incurred in connection with the merger, and
             other accrued liabilities and reserves ........................             36.2
         Intangible assets - patents .......................................             (2.9)
         Railcar contract reserves .........................................              6.3
         Warranty and other ................................................              4.0
                                                                                 ------------
            Goodwill related to Thrall acquisition .........................     $      353.1
                                                                                 ============

The aggregate purchase price has been allocated as of September 30, 2001 to the net assets acquired on the basis of preliminary estimates of fair values as follows (in millions):

         Receivables and inventory .........................................     $       71.1
         Property, plant and equipment .....................................             37.4
         Other assets ......................................................              4.1
         Accounts payable and accrued liabilities ..........................            (93.2)
         Goodwill ..........................................................            353.1
                                                                                 ------------
                                                                                 $      372.5
                                                                                 ============

(a) Upon completion of the analysis of the fair values of the acquired assets and liabilities, the allocation of the purchase price may differ from that presented above. Other assets may be identified that would require allocation of a portion of the purchase price.

Note 2.  Pro Forma Adjustments to Unaudited Condensed Consolidated Balance Sheet

(a)       Thrall cash not included in purchase ........................          $      (22.1)
                                                                                 ============

(b)      Changes in property, plant and equipment, at cost are:
          Adjustment for facility not included in transaction .........          $      (32.7)
          Adjustment to record write-down of Thrall fixed assets
           to fair value ..............................................                 (25.8)
          Reclassification of historical accumulated depreciation......                 (75.3)
                                                                                 ------------
              Total adjustments to property, plant and equipment ......          $     (133.8)
                                                                                 ============

(c)      Changes in accumulated depreciation are:
          Adjustment for facility not included in transaction .........          $       21.2
          Reclassification of historical accumulated depreciation......                  75.3
                                                                                 ------------
              Total adjustments to accumulated depreciation ...........          $       96.5
                                                                                 ============

(d)      Changes in goodwill are:
          Goodwill related to Thrall acquisition ......................               $ 353.1
          Eliminate Thrall historical goodwill ........................                 (16.8)
                                                                                 ------------
           Net adjustments to goodwill ................................          $      336.3
                                                                                 ============

         Changes in other assets are:
(e)       Purchase price adjustment to record intangible assets
           acquired ...................................................          $        2.9
          Other assets not included in transaction ....................                 (16.2)
                                                                                 ------------
            Net adjustments to other assets ...........................          $      (13.3)
                                                                                 ============

(f)      Borrowings to fund cash portion of purchase price ............          $      165.5
                                                                                 ============

(g)      Changes in accounts payable and accrued liabilities are:
          Accrued liabilities not assumed in transaction ..............          $       (5.0)
          Estimated transaction fees ..................................                   5.2
          Estimated adjustment for working capital ....................                  18.4
          To record liabilities assumed for severance, exit costs,
           warranty, and other ........................................                  20.7
                                                                                 ------------
            Total adjustments to accounts payable and accrued
              liabilities .............................................          $       39.3
                                                                                 ============

(h)      Long-term debt not assumed in transaction ....................          $      (13.6)
                                                                                 ============

(i)      Changes in stockholders' equity are:
          Effect of excluding certain assets, liabilities and
           a facility in the transaction ...............................         $      (48.0)
          Common stock issued as portion of purchase price -
           7,150,000 shares @$25.65 ....................................                183.4
          Elimination of Book value of Thrall net assets
           acquired ....................................................                (63.0)
                                                                                 ------------
            Total adjustments to stockholders' equity ..................         $       72.4
                                                                                 ============

(c)      Exhibits

         Exhibit
         Number                          Description
           23                   Consent of Independent Auditors




                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                    Trinity Industries, Inc.

                                                    By: /s/ Jim S. Ivy
                                                        ------------------------
                                                        Jim S. Ivy
                                                        Vice President and
                                                        Chief Financial Officer


December 28, 2001

                          INDEX TO FINANCIAL STATEMENTS




Consolidated Financial Statements of Thrall Car Manufacturing Company:


AUDITED

Report of  Arthur Andersen LLP, Independent
 Public Accountants. . . . . . . . . . . . . . . . . . . . .   F-2

Consolidated Statements of Income for the Years Ended
 December 31, 2000 and 1999. . . . . . . . . . . . . . . . .   F-3

Consolidated Balance Sheets as of December 31, 2000
 and 1999. . . . . . . . . . . . . . . . . . . . . . . . . .   F-4

Consolidated Statements of Cash Flows for the Years
  Ended December 31, 2000 and 1999 . . . . . . . . . . . . .   F-6

Consolidated Statements of Shareholders' Investment for
 the Years Ended December 31, 2000 and 1999. . . . . . . . .   F-7

Notes to Consolidated Financial Statements December 31,
 2000 and 1999 . . . . . . . . . . . . . . . . . . . . . . .   F-8

UNAUDITED

Unaudited Consolidated Statements of Income for Nine
 Months Ended September 30, 2001 and 2000. . . . . . . . . .   F-21

Unaudited Consolidated Balance Sheet as of September 30,
 2001. . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-22

Unaudited Consolidated Statements of Cash Flows for Nine
 Months Ended September 30, 2001 and 2000. . . . . . . . . .   F-23

Unaudited Consolidated Statement of Shareholders'
 Investment for Nine Months Ended September 30, 2001 . . . .   F-24

Notes to Unaudited Consolidated Financial Statements . . . .   F-25

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Shareholders of
Thrall Car Manufacturing Company:


We have audited the accompanying consolidated balance sheets of THRALL CAR MANUFACTURING COMPANY (an Illinois corporation) AND SUBSIDIARIES as of December 31, 2000 and 1999, and the related consolidated statements of income, cash flows and shareholders' investment for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thrall Car Manufacturing Company and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.



Arthur Andersen LLP

Chicago, Illinois
March 2, 2001

                        THRALL CAR MANUFACTURING COMPANY
                                AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME

                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                             (DOLLARS IN THOUSANDS)



                                                          2000          1999
                                                       ----------    ----------
NET SALES                                              $  658,290    $  736,646

COST OF SALES                                             584,890       619,581
                                                       ----------    ----------

GROSS PROFIT                                               73,400       117,065

SELLING AND ADMINISTRATIVE EXPENSES                        40,915        50,128

MANAGEMENT FEES                                             7,680         6,942
                                                       ----------    ----------
OPERATING INCOME                                           24,805        59,995


OTHER INCOME (EXPENSE):
     Interest expense                                      (7,669)       (4,183)
     Interest income                                       10,597         6,098
     Other, net                                             3,832         5,209
                                                       ----------    ----------

           Other income, net                                6,760         7,124
                                                       ----------    ----------

INCOME BEFORE TAXES                                        31,565        67,119

STATE INCOME TAX BENEFIT (PROVISION)                          204          (793)
                                                       ----------    ----------

NET INCOME                                             $   31,769    $   66,326
                                                       ==========    ==========


           The accompanying notes to consolidated financial statements are an integral part of these statements.

                        THRALL CAR MANUFACTURING COMPANY
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                        AS OF DECEMBER 31, 2000 AND 1999

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)



                                       ASSETS                                    2000         1999
                                                                              ----------   ----------
CURRENT ASSETS:
    Cash and cash equivalents                                                 $   28,758   $   45,999
    Short-term investments                                                       129,100      131,976
    Accounts receivable (net of allowance for doubtful accounts of $75
      in 2000 and $140 in 1999)                                                   25,735       25,934
    Inventories, net                                                              38,582       29,362
    Prepaid expenses and other current assets                                     10,366        9,324
                                                                              ----------   ----------
                     Total current assets                                        232,541      242,595

PROPERTY, PLANT AND EQUIPMENT, net of accumulated
      depreciation of $88,745 in 2000 and $78,804 in 1999                         81,076       71,495
INTANGIBLE ASSETS, net of accumulated amortization of $1,207 in
      2000 and $777 in 1999                                                       18,216        6,457

OTHER ASSETS                                                                       2,362        2,559

ADVANCES AND NOTES RECEIVABLE DUE FROM RELATED PARTIES                            41,508       36,458
                                                                              ----------   ----------
TOTAL ASSETS                                                                  $  375,703   $  359,564
                                                                              ==========   ==========


           The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                        THRALL CAR MANUFACTURING COMPANY
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                        AS OF DECEMBER 31, 2000 AND 1999

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                      LIABILITIES AND SHAREHOLDERS' INVESTMENT              2000          1999
                                                                         ----------    ----------
CURRENT LIABILITIES:
    Bank overdrafts                                                      $   13,534    $    8,836
    Accounts payable                                                         44,384        42,733
    Current maturities of long-term debt                                         87            --
    Accrued expenses                                                         42,555        35,884
                                                                         ----------    ----------
                     Total current liabilities                              100,560        87,453

ADVANCE DUE TO RELATED PARTY                                                  5,761         8,862

LONG-TERM DEBT, less current maturities                                     113,583       113,378

OTHER LIABILITIES                                                                31            42

SHAREHOLDERS' INVESTMENT:
    Common stock, $.01 par value; 10,000 shares authorized; 8,080
      shares issued and outstanding                                              --            --
    Additional paid-in capital                                               23,464        23,464
    Foreign currency translation adjustment                                    (615)         (251)
    Retained earnings                                                       132,919       126,616
                                                                         ----------    ----------
                     Total shareholders' investment                         155,768       149,829
                                                                         ----------    ----------

TOTAL LIABILITIES AND SHAREHOLDERS' INVESTMENT                           $  375,703    $  359,564
                                                                         ==========    ==========

           The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                        THRALL CAR MANUFACTURING COMPANY
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                             (DOLLARS IN THOUSANDS)



                                                                                   2000          1999
                                                                                ----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                                  $   31,769    $   66,326
    Adjustments to net income--
       Depreciation and amortization                                                10,371         9,897
       Changes in assets and liabilities, net of the effect of business acquisitions--
              Receivables                                                            3,932         5,014
              Inventories                                                           (6,000)          222
              Prepaid expenses and other current assets                                298          (592)
              Accounts payable and accrued expenses                                   (142)        3,240
              Other liabilities                                                        (11)        2,809
                                                                                ----------    ----------
                     Net cash provided by operating activities                      40,217        86,916
                                                                                ----------    ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Acquisition of business                                                         (9,680)       (1,859)
    Change in short-term investments                                                 2,876      (118,096)
    Change in advances and term note due from related parties
       (includes noncash transactions)                                             (20,221)       13,817
    Additions to property, plant and equipment, net of the effect of
       business acquisitions                                                        (5,842)      (22,274)
    Change in other assets                                                            (650)          (61)
                                                                                ----------    ----------
                     Net cash used in investing activities                         (33,517)     (128,473)
                                                                                ----------    ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Change in advance due to related party                                          (3,101)       (1,126)
    Change in long term debt                                                           292       100,228
    Dividends (includes noncash transactions)                                      (25,466)      (56,226)
                                                                                ----------    ----------
                     Net cash (used in) provided by financing activities           (28,275)       42,876
                                                                                ----------    ----------
     Effect of exchange rate change on cash and cash equivalents                      (364)           68
                                                                                ----------    ----------

                     Net cash flow                                                 (21,939)        1,387


CASH AND CASH EQUIVALENTS, net of bank overdraft, beginning
    of year                                                                         37,163        35,776
                                                                                ----------    ----------
CASH AND CASH EQUIVALENTS, net of bank overdraft, end of year                   $   15,224    $   37,163
                                                                                ==========    ==========


           The accompanying notes to consolidated financial statements are an integral part of these statements.

                        THRALL CAR MANUFACTURING COMPANY
                                AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' INVESTMENT

                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                             (DOLLARS IN THOUSANDS)



                                                   ADDITIONAL     FOREIGN                   COMPRE-
                                         COMMON     PAID-IN       CURRENCY      RETAINED    HENSIVE
                             SHARES      STOCK      CAPITAL      TRANSLATION    EARNINGS    INCOME
                            --------    --------   ----------    -----------    --------    -------
December 31, 1998              8,080    $     --   $   23,464    $      (319)   $116,516
Net income                        --          --           --             --      66,326    $66,326
Foreign currency
  translation                     --          --           --             68          --         68
Dividends--cash
  ($4.84 per share)               --          --           --             --     (39,136)        --
Dividends--noncash
  ($2.12 per share)               --          --           --             --     (17,090)        --
                            --------    --------   ----------    -----------    --------    -------
Comprehensive
   income                                                                                   $66,394
                                                                                            =======

December 31, 1999              8,080    $     --   $   23,464    $      (251)   $126,616
Net income                        --          --           --             --      31,769    $31,769
Foreign currency
  translation                     --          --           --           (364)         --       (364)
Dividends--cash
  ($3.15 per share)               --          --           --             --     (25,466)        --
                            --------    --------   ----------    -----------    --------    -------
Comprehensive
   income                                                                                   $31,405
                                                                                            =======
December 31, 2000              8,080    $     --   $   23,464    $      (615)   $132,919
                            ========    ========   ==========    ===========    ========


           The accompanying notes to consolidated financial statements are an integral part of these statements.

                        THRALL CAR MANUFACTURING COMPANY
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 AND 1999

                             (DOLLARS IN THOUSANDS)


1.    BASIS OF PRESENTATION

      CORPORATE ORGANIZATION AND BUSINESS DESCRIPTION

      Thrall Car Manufacturing Company ("TCMC") and its subsidiaries (the "Company"), a Sub-Chapter S corporation incorporated in Illinois, are engaged in the manufacturing of railroad freight cars and associated products and services.

      The Company's world headquarters is located in Chicago Heights, Illinois, and the Company has U.S manufacturing operations in Chicago Heights, IL, Cartersville, GA, Winder, GA, Clinton, IL, a parts operation in Harvey, IL and has international operations in the United Kingdom and the Czech Republic.

2.    SIGNIFICANT ACCOUNTING POLICIES

      PRINCIPLES OF CONSOLIDATION

      The consolidated financial statements include the accounts of TCMC and its subsidiaries. All significant intercompany transactions have been eliminated.

      CASH AND CASH EQUIVALENTS

      The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

      SHORT-TERM INVESTMENTS

      The Company's short-term investments are comprised of fixed income and equity securities, which are all classified as trading securities and are carried at fair market value. Net realized and unrealized gains and losses on trading securities are included in net earnings for the period. In determining realized gains or losses, the cost of securities sold is based on the specific identification method.

      REVENUE RECOGNITION

      The Company recognizes revenue when title passes to the customer, cars are certified or services are provided.

      RESEARCH AND DEVELOPMENT

      Expenses for research and development are charged to income as incurred. Such expenses were $3,409 and $2,598 for 2000 and 1999, respectively.

      INVENTORIES

      Inventories are stated at the lower of cost or market. Inventory costs include material, labor, and factory overhead. Cost is determined using the last-in, first-out ("LIFO") method for the Company's domestic operations and represents approximately 79.8% and 81.7% of inventories at December 31, 2000 and 1999, respectively. Foreign inventories use the first-in, first-out ("FIFO") cost method.

      Inventory reserves are primarily reserves for inventory shrink and excess & obsolete inventory. Such reserves are determined on a location-by-location basis. Shrink reserves are based on historical experience and excess & obsolete reserves are determined on a specific identification basis. Such reserves are based on the carrying cost of the related inventory.

      PROPERTY PLANT AND EQUIPMENT

      Property, plant and equipment are recorded at cost less accumulated depreciation. Expenditures for maintenance and repairs are charged directly against income. When properties are retired or otherwise disposed of, the original cost and accumulated depreciation are removed from the respective accounts and the profit or loss resulting from the disposal is reflected in income. Major renewals and betterments are capitalized.

      It is the Company's policy to depreciate the cost of property, plant and equipment over the estimated useful lives of the assets primarily using the straight-line method. The estimated useful lives are as follows:

                             ASSET DESCRIPTION                    LIFE
                   -------------------------------------     -------------
                   Buildings and leasehold improvements        10-30 years
                   Machinery and equipment                      5-12 years
                                                             =============

      GOODWILL & OTHER INTANGIBLE ASSETS

      Intangible assets primarily consist of goodwill and patents. Goodwill represents the excess of the cost of purchased businesses over the fair value of their net assets acquired. Goodwill and patents are being amortized using the straight-line method over 15 years.

      LONG-LIVED ASSETS

      The Company continually evaluates whether circumstances have occurred that indicate the remaining estimated useful life of its long-lived assets may warrant revision or that the remaining balance of such assets may not be recoverable. When factors indicate that such assets should be evaluated for possible impairment, the Company uses an estimate of the undiscounted cash flows over the remaining life of the asset in measuring whether the asset is recoverable.

      PRODUCT WARRANTY

      Product warranty costs include labor and material costs associated with repairs through the end of the expressed warranty period, generally one-year. These costs are accrued considering historical warranty cost experience and a periodic assessment of expected warranty costs associated with each sale.

      Unreimbursed costs to repair equipment after the warranty period are incurred solely at the discretion of management and are expensed as incurred.

      WORKERS' COMPENSATION AND PRODUCT AND GENERAL LIABILITY COSTS

      The financial statements include estimated costs, including costs not reimbursable under insurance contracts, of settling workers' compensation and product and general liability claims. These estimates are determined from historical claims incurred experience, using actuarial computations of the estimated ultimate settlement cost of such claims, including claims incurred but not yet reported. The Company maintains stop-loss insurance provisions to mitigate severe losses related to such costs.

      SIGNIFICANT CUSTOMERS

      Because there are a limited number of customers (railroads, leasing companies and large shippers) that purchase freight cars, sales to particular customers may be significant in an individual year or years. Sales to customers that purchased greater than 10% of the Company's sales accounted for 39% (three customers) and 52% (three customers) of total revenues for the years ended December 31, 2000 and 1999, respectively. Sales are generally made on open trade credit terms. Operating revenues and the collection of receivables are substantially dependent upon the economies of the railroad industry in general.

      INCOME TAXES

      The Company is a Sub-Chapter S Corporation. Accordingly, federal income tax expense has not been recognized in the Company's results of operations. However, the Company does provide for state income tax expense in the consolidated statements of income. It is the Company's policy to pay dividends to its shareholders to allow for the payment of taxes related to the results of the Company's operations.

      FOREIGN CURRENCY TRANSLATION

      Net assets of non-U.S. subsidiaries whose functional currencies are other than the U.S. dollar are translated into U.S. dollars at current rates of exchange. Income and expense items are translated at the average exchange rate for the year. The resulting translation adjustments are recorded directly as a separate component of shareholders' investment and shown as a component of other comprehensive income. Gains and losses resulting from foreign transactions are included in the consolidated statements of income.

      DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

      The following methods and assumptions were used to estimate the fair value of each class of financial instrument held by the Company:

            CURRENT ASSETS AND CURRENT LIABILITIES--The carrying value approximates fair value due to the short maturity of these items.

            LONG-TERM DEBT--The fair value of the Company's long-term debt is based on secondary market indicators. Because the Company's debt is not quoted, estimates are based on each obligation's characteristics, including remaining maturities, interest rate, credit rating, collateral, amortization schedule and liquidity. The carrying amount of the Senior Notes is approximately $369 higher than its estimated market value.

      USE OF ESTIMATES

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts and disclosures. Actual results could differ from those estimates.

      RECLASSIFICATIONS

      Certain amounts in the 1999 financial statements and accompanying footnotes have been reclassified to conform to the current year's financial statement presentation.

      NEW ACCOUNTING STANDARDS

      In 1999, the Company adopted Statement of Position 98-5, which provides guidance on the financial reporting of start-up costs and organization costs. This statement, which requires the costs of start-up activities and organization costs to be expensed as incurred, did not have a material effect on the financial statements.

      In June, 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in a derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset the related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

      SFAS No. 133, as amended, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired or substantively modified after December 31, 1997. The Company did not have any derivative instruments that qualified for special accounting treatment under SFAS No. 133 at December 31, 2000.

3.    CORPORATE DEVELOPMENT

      Thrall Europa ("TE"), a United Kingdom unlimited liability company and subsidiary of TCMC, has a five-year supply agreement with a rail freight transportation company that operates in the United Kingdom. Under the terms of this agreement, TE supplies a minimum of 500 railcars over five years, which commenced on July, 1998.

      On December 9, 1999, the Company entered into an agreement with Solimar Inc. ("Solimar") to purchase the outstanding stock of Solimar for approximately $1,500. Under a separate agreement with the previous owner, the Company acquired patents in the amount of $650, which are being amortized over 5 years. The purchase agreement requires additional future payments to the seller.

      On March 8, 2000, the Company acquired a 45% interest in Thrall Vagonka Studenka ("TVS"), a Czech Republic company, which manufactures railroad freight cars, for $326. On December 27, 2000, the Company acquired another 49% share of the entity for $9,354. The acquisition of TVS was accounted for under the purchase method of accounting. The results of operations of TVS were consolidated effective December 27, 2000. The value of the preliminary purchase price in excess of the fair value of the net assets of $10,790 is being amortized over a 15-year life.

      The initial allocation of purchase price to the assets and liabilities acquired is as follows:


                 ALLOCATION OF PURCHASE PRICE
                 Current assets                            $  8,293
                 Property & equipment                        13,680
                 Other assets                                   552
                 Goodwill                                    10,790
                 Liabilities                                (23,635)
                                                           --------
                      Total Purchase Price                 $  9,680
                                                           ========


      The allocation of the purchase price is subject to adjustment based on the terms of the agreement.

4.    SHORT-TERM INVESTMENTS

      Short-term investments are as follows at December 31:

                              2000         1999
                           ----------   ----------
Equity securities          $   64,305   $   37,073
Commercial paper                   --       24,903
Fixed income                   64,795       70,000
                           ----------   ----------
                           $  129,100   $  131,976
                           ==========   ==========

      Gains recorded in the consolidated statements of income for the years ended December 31, 2000 and 1999 were $3,278 and $4,811, respectively.

5.    INVENTORIES

      Inventories consist of the following at December 31:

                                            2000        1999
                                          --------    --------
Finished goods and work-in-process        $ 26,249    $ 19,159
Raw materials                               20,682      18,544
                                          --------    --------
                                            46,931      37,703

Less - LIFO reserve                         (8,349)     (8,341)
                                          --------    --------
                                          $ 38,582    $ 29,362
                                          ========    ========

6.    PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment consists of the following at December 31:

                                        2000         1999
                                      ---------    ---------
Land and buildings                    $  72,167    $  63,205
Machinery and equipment                  97,654       87,094
                                      ---------    ---------
                                        169,821      150,299

Less - Accumulated depreciation         (88,745)     (78,804)
                                      ---------    ---------
                                      $  81,076    $  71,495
                                      =========    =========

Depreciation expense for the years ended December 31, 2000 and 1999 was $9,941 and $9,468, respectively.

7.    INTANGIBLE ASSETS

      Intangible assets consist of the following at December 31:

                                             2000        1999
                                           --------    --------
      Goodwill                             $ 18,698    $  6,509
      Patents                                   725         725
      Accumulated amortization               (1,207)       (777)
                                           --------    --------
                                           $ 18,216    $  6,457
                                           ========    ========

      Amortization expense as of December 31, 2000 and 1999 was $430 and $429, respectively.

8.    ACCRUED EXPENSES

      Accrued expenses consists of the following at December 31:

                                             2000       1999
                                           --------   --------
Accrued payroll & employee benefits        $ 11,974   $ 10,883
Accrued Warranty                             12,381     10,272
Other                                        18,200     14,729
                                           --------   --------
                                           $ 42,555   $ 35,884
                                           ========   ========

9.    DEBT

      Long-term debt consists of the following at December 31:

                                                          2000         1999
                                                       ----------   ----------
Variable rate industrial revenue bonds                 $   13,150   $   13,150
Private placement debt                                    100,000      100,000
Other                                                         520          228
                                                       ----------   ----------
                                 Total                    113,670      113,378
Less - Current maturities                                      87           --
                                                       ----------   ----------
                                 Long-term debt        $  113,583   $  113,378
                                                       ==========   ==========

      Long-term debt maturing in each of the next five years is as follows:

                        2001            $     87
                        2002                 113
                        2003                 153
                        2004              20,167
                        2005                  --
                        Thereafter        93,150
                                        --------
                                        $113,670
                                        ========

      Industrial revenue bonds consist principally of variable rate debt averaging approximately 4.3% and 3.5% for 2000 and 1999, respectively. The bonds are convertible to a fixed interest rate based upon market on the conversion date. These bonds require principal repayment starting in 2008 through 2023. In connection with the industrial revenue bonds, the Company has $13,749 of outstanding letters of credit to secure the payment of principal and interest on the bonds. Interest expense related to these instruments was $567 and $462 in 2000 and 1999, respectively.

      On June 1, 1999, the Company entered into a $100,000 note purchase agreement with a number of private investors. The note has four series with interest rates ranging from 6.47% to 7.02% and repayment dates from 2004 to 2014. The agreement contains warranties and covenants which, among other things, requires the maintenance of ratios related to consolidated net worth, fixed charge coverage and consolidated indebtedness. At December

      31, 2000, the Company was in compliance with all covenants. Interest expense related to these notes was $6,811 and $2,849 in 2000 and 1999, respectively.

      On June 4, 1999, the Company entered into a new three-year $50,000 unsecured revolving credit agreement with a group of five banks, replacing its existing credit facility of $60,000. The agreement provides that the Company may select among interest rate options which include the London Interbank Offered Rate plus the then-applicable margin or Domestic Rate (base rate) plus the then applicable margin. The revolving credit agreement contains warranties and covenants, which, among other things, require the maintenance of ratios, related to consolidated net worth, fixed charge coverage and consolidated indebtedness. At year-end, the Company was in compliance with all covenants of the agreement. At December 31, 2000 and 1999, the Company had no outstanding borrowings under either revolving credit agreement, and no revolving credit loans were made to the Company during 2000 or 1999.

10.   LEASES

      The Company leases office space, certain operating and warehouse facilities, transportation equipment and manufacturing equipment under operating leases expiring in various years through 2006. Renewal options at fair market values are generally available for all leases. The total rent expense under all operating leases was $2,830 and $2,900 for 2000 and 1999, respectively.

      Minimum future lease payments under noncancelable operating leases as of December 31, 2000 for each of the next five years are as follows:


                        2001            $2,202
                        2002             1,322
                        2003               996
                        2004               537
                        2005               211
                        Thereafter          96
                                        ------
                                        $5,364
                                        ======

11.   RESTRUCTURING

      In December 2000, the Company announced a planned reduction in work force at its Chicago Heights and Winder plants (the "Plan") to adjust its operating capacity related to decreasing customer demand. The Plan involves idling production lines at both plants. This resulted in the severing of related hourly and salary personnel identified with those lines.

      As a result of the Plan, the Company recorded a charge of $3,118 in December 2000. The charge consists of $1,698 in severance costs to be paid to approximately 150 hourly and salaried employees and a curtailment loss of $1,420 associated with the pension plan covering the hourly employees terminated under the plan. The curtailment loss was recorded as part of net periodic pension cost (see Note 12). The charge was accounted for in accordance with Emerging Issues Task Force Consensus 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity.

      As of December 31, 2000 the restructuring reserve balance was $3,118. Management expects to make all severance payments in 2001.

12.   PENSION PLANS

      The Company maintains defined contribution plans for all salaried employees and certain hourly employees. The Company may make profit-sharing contributions to the salaried employees' plan which are discretionary and are allocated to the participants' accounts based on years of service and compensation. The Company may also make discretionary matching contributions equal to 50% of the first 4% of a participant's salary reduction contribution. Profit-sharing contributions for the plan relating to the years ended December 31, 2000 and 1999, were $2,956 and $3,450, respectively.

      The Company also sponsors a number of defined benefit plans covering specific union and nonunion employees. Benefits are based upon years of service and a rate negotiated by a bargaining unit, if applicable. It is the Company's policy to meet the funding requirements of the Employee Retirement Income Security Act of 1974. Plan assets consist primarily of equity and fixed income investments.

      The net periodic pension cost (income), included in the Company's consolidated statements of income, for the defined benefit plans includes the following components:

                                                               2000          1999
                                                            ----------    ----------
Service cost                                                $      748    $      909
Interest cost                                                    1,097         1,040
Expected return on plan assets                                  (2,238)       (2,071)
Amortization of net transition assets, prior service
    costs and net actuarial gain                                  (459)         (211)
Recognition due to curtailment                                   1,420            --
                                                            ----------    ----------
Net periodic pension cost (income)                          $      568    $     (333)
                                                            ==========    ==========

      The assumed long-term rate of return used in determining pension cost was 9% for both 2000 and 1999. As of December 31, 2000 and 1999, the assumed discount rate used to determine the projected benefit obligation was 7.75% and 8.0%, respectively.

      The status of the defined benefit pension plans is as follows at December 31:

                                               2000          1999
                                            ----------    ----------
Benefit obligation                          $  (15,140)   $  (14,069)
Plan assets at fair value                       24,212        26,921
                                            ----------    ----------
Funded status                                    9,072        12,852

Unrecognized net gain                           (5,705)      (10,670)
Unrecognized prior service cost                     35         1,918
Unrecognized net asset at transition              (605)         (764)
                                            ----------    ----------
Prepaid pension cost at year-end            $    2,797    $    3,336
                                            ==========    ==========

      During 2000, the Company curtailed a portion of the plan as a result of a reduction in workforce at its Chicago Heights plant. The reduction in hourly employees covered by the plan resulted in a charge of $1,420 (see
      Note 11).

13.   SUPPLEMENTAL CASH FLOW INFORMATION

      Supplemental disclosure of cash flow information is as follows at December 31:

                                            2000         1999
                                         ----------   ----------
Noncash transactions--
    Distribution of investment to
       shareholders (see Note 15)        $       --   $   17,090
Cash paid during the year for--
    Interest                                  7,337        1,334
    Income taxes                         $      824   $      645
                                         ==========   ==========

14.   CONTINGENCIES AND COMMITMENTS

      From time to time, the Company is subject to claims from third parties and employees and administrative proceedings, including environmental-related matters, resulting from the conduct of its business. These matters are brought on behalf of both private persons and governmental agencies. The Company maintains an accrued liability representing its present estimate of the total cost to resolve all of these matters. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the financial position or results of operations of the Company.

15.   TRANSACTIONS WITH RELATED PARTIES

      The Company is a member of the Duchossois affiliated companies, whose principal members are TCMC, Duchossois Industries, Inc. ("DII"), a holding company, and Duchossois Technology Partners, L.L.C. ("DTEC"). The principal subsidiary of DII is Chamberlain Manufacturing Corporation ("CMC"), a manufacturer of consumer goods and a defense contractor. Transactions with these related parties are as follows at December 31:

                                                                         2000         1999
                                                                      ----------   ----------
Advances due from related parties-
    Revolving note with CMC                                           $   30,000   $   30,000
    Accrued interest on revolving note with CMC                              710          641
    Demand note receivable with DTEC                                          --        1,150
    Related-party receivable with DTEC                                       118           58
    Notes receivable due from shareholder, including interest
       of $454 and $57 at December 31, 2000 and 1999,
       respectively                                                       10,680        4,609
                                                                      ----------   ----------
Total advances due from related parties                               $   41,508   $   36,458
                                                                      ==========   ==========

      The Company and CMC have a revolving demand note, which allows each entity to borrow from the other up to a maximum balance of $50,000. Interest is payable quarterly and computed based on a major bank's prime rate. At December 31, 2000 and 1999, the Company had outstanding balances of $30,000 due from CMC.

      The Company and DTEC have a revolving credit demand note which allows DTEC to borrow up to $15,000 from the Company. Interest is payable quarterly and is computed based on a major bank's prime interest rate. At December 31, 2000 and 1999, the Company had outstanding balances of $0 and $1,150, respectively, due from DTEC.

      During 1999, the Company distributed noncash assets of $17,090 to its shareholders.

      Interest income on obligations due from related parties totaled $3,245 and $4,185 for 2000 and 1999, respectively, and is included in interest income.

      Advance due to related party is as follows as of December 31:

                                      2000       1999
                                    --------   --------
Payable due to CMC                  $  5,761   $  5,674
Note due to affiliate                     --      3,188
                                    --------   --------
Payable due to related party        $  5,761   $  8,862
                                    ========   ========

      The management fees of $7,680 and $6,942 for 2000 and 1999, respectively, include costs of CMC, which are allocated to the Company based on a service agreement. The management fee covers legal, finance, treasury, tax, accounting, human resources and other corporate services.

16.   SEGMENT INFORMATION

      Effective for the year ended December 31, 1999, the Company adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS 131). SFAS 131 requires presentation of segment information consistent with information utilized by management for purposes of allocating resources and evaluating business performance.

      Management evaluates its business based on the location of its operations:
      North America and Europe. Management does not evaluate its business based on product or service lines. As such, disclosure of segment information at the product or service line level is not practical. For geographic segment reporting purposes, the Company has three segments: the U.S., Great Britain and the Czech Republic.

      The following table presents required disclosures by reportable segments.

                                                             RAIL CAR MANUFACTURING
                                                  --------------------------------------------
      DECEMBER 31, 2000:                          N. AMERICA          EUROPE           TOTAL
      ------------------                          ----------         --------        ---------
      Net sales, external                         $  609,700         $ 48,590        $ 658,290
      Depreciation and amortization                    9,100            1,271           10,371
      Interest income                                 10,597               --           10,597
      Interest expense                                 7,669               --            7,669
      Income tax benefit                                 204               --              204
      Total assets                                   339,300           36,403          375,703
      Capital expenditures                        $    5,079         $    763        $   5,842

      DECEMBER 31, 1999:
      ------------------

      Net sales, external                         $  671,380         $ 65,266        $ 736,646
      Depreciation and amortization                    8,623            1,274            9,897
      Interest income                                  6,098               --            6,098
      Interest expense                                 4,183               --            4,183
      Income tax (expense)                              (793)              --             (793)
      Total assets                                   353,812            5,752          359,564
      Capital expenditures                        $   21,691         $    583        $  22,274

      The following table presents required geographic information. Net sales are based on final shipment destination and long-lived assets are based on physical location. Long lived assets include property, plant and equipment, intangible assets and other assets.


                                                   GREAT     CZECH
      DECEMBER 31, 2000                  U.S.     BRITAIN   REPUBLIC    TOTAL
      -----------------                --------   -------   --------   --------
      Net sales, external              $609,700   $48,590   $     --   $658,290
      Long-lived assets                $ 70,132   $ 6,500   $ 25,022   $101,654

      DECEMBER 31, 1999
      -----------------

      Net sales, external              $671,380   $65,266   $     --   $736,646
      Long-lived assets                $ 73,222   $ 7,289   $     --   $ 80,511


17.      SUBSEQUENT EVENTS (UNAUDITED)

      On July 19, 2001, the Company completed a restructuring pursuant to which it became a wholly owned subsidiary of Thrall Car Management Company, Inc. ("Management"). On August 13, 2001 the Company and Trinity Industries, Inc. ("Trinity") announced that they had entered into a definitive agreement whereby the Company would merge with Trinity's railcar business in exchange for cash and common stock of Trinity. The merger closed on October 26, 2001.

      In connection with the merger agreement, the Company repaid the $100,000 private placement debt and related interest and other costs of $1,094 in September 2001. To fund the payment, the Company used proceeds of $28,138 from the sale of equity securities, $36,360 from the sale of fixed income securities, $29,549 of proceeds received in settlement of the revolving note receivable from CMC (see Note 15) and $7,047 in cash and equivalents. Additionally, the Company repaid all outstanding Industrial Revenue Bonds in October 2001. Prior to completion of the merger, certain assets and liabilities of the Company were distributed to Management.

      As a result of continued reductions in customer demand in 2001, the Company suspended operations in Chicago Heights and Winder and reduced its workforces in its Cartersville and Clinton facilities.

               THRALL CAR MANUFACTURING COMPANY AND SUBSIDIARIES
                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000

                             (DOLLARS IN THOUSANDS)



                                              2001          2000
                                           ----------    ----------
NET SALES                                  $  290,821    $  488,888

COST OF SALES                                 278,281       435,009
                                           ----------    ----------

GROSS PROFIT                                   12,540        53,879

SELLING AND ADMINISTRATIVE EXPENSES            32,977        30,987

MANAGEMENT FEES                                 3,978         3,631
                                           ----------    ----------

OPERATING INCOME                              (24,415)       19,261

OTHER INCOME (EXPENSE):
     Interest expense                          (5,854)       (5,742)
     Interest income                            4,096         8,390
     Other, net                                  (759)         (192)
                                           ----------    ----------

           Other income, net                   (2,517)        2,456
                                           ----------    ----------

INCOME BEFORE TAXES                        $  (26,932)   $   21,717
                                           ==========    ==========


       The accompanying notes to consolidated financial statements are an integral part of these statements.

                THRALL CAR MANUFACTURING COMPANY AND SUBSIDIARIES
                      UNAUDITED CONSOLIDATED BALANCE SHEET

                            AS OF SEPTEMBER 30, 2001

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                       ASSETS                                                  2001
                                                                                              ---------
CURRENT ASSETS:
    Cash and cash equivalents                                                                 $   1,707
    Short-term investments                                                                       20,398
    Accounts receivable (net of allowance for doubtful accounts of
      $131)                                                                                      38,469
    Inventories, net                                                                             32,578
    Prepaid expenses and other current assets                                                     4,956
                                                                                              ---------
                     Total current assets                                                        98,108
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of $96,467                        74,748
INTANGIBLE ASSETS, net of accumulated amortization of $1,913                                     17,510

OTHER ASSETS                                                                                      2,309

ADVANCES AND NOTES RECEIVABLE DUE FROM RELATED PARTIES                                            9,379
                                                                                              ---------
TOTAL ASSETS                                                                                  $ 202,054
                                                                                              =========
                      LIABILITIES AND SHAREHOLDERS' INVESTMENT
CURRENT LIABILITIES:
    Bank overdrafts                                                                           $   7,328
    Accounts payable                                                                             32,123
    Current maturities of long-term debt                                                             94
    Accrued expenses                                                                             37,239
                                                                                              ---------
                     Total current liabilities                                                   76,784
ADVANCE DUE TO RELATED PARTY                                                                        682
LONG-TERM DEBT, less current maturities                                                          13,582
OTHER LIABILITIES                                                                                    13
SHAREHOLDERS' INVESTMENT:
    Common stock, $.01 par value; 10,000 shares authorized; 8,080
      shares issued and outstanding                                                                  --
    Additional paid-in capital                                                                   23,464
    Foreign currency translation adjustment                                                      (1,154)
    Retained earnings                                                                            88,683
                                                                                              ---------
                     Total shareholders' investment                                             110,993
                                                                                              ---------
TOTAL LIABILITIES AND SHAREHOLDERS' INVESTMENT                                                $ 202,054
                                                                                              =========

           The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                THRALL CAR MANUFACTURING COMPANY AND SUBSIDIARIES
                 UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000

                             (DOLLARS IN THOUSANDS)



                                                                                  2001          2000
                                                                               ----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                                 $  (26,932)   $   21,717
    Adjustments to net income-
       Depreciation and amortization                                                8,428         7,727
       Changes in assets and liabilities, net of the effect of business acquisitions--
              Receivables                                                         (12,734)       (1,605)
              Inventories                                                           6,004       (10,751)
              Prepaid expenses and other current assets                             5,410         3,791
              Accounts payable and accrued expenses                               (17,577)        2,483
              Other liabilities                                                       (18)           (7)
                                                                               ----------    ----------
                     Net cash provided by operating activities                    (37,419)       23,355
                                                                               ----------    ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Change in short-term investments                                              108,702        17,560
    Change in advances and term note due from related parties
       (includes noncash transactions)                                             32,129       (17,256)
    Additions to property, plant and equipment, net of the effect of
       business acquisitions                                                       (1,394)       (4,266)
    Change in other assets                                                             53        (2,770)
                                                                               ----------    ----------
                     Net cash used in investing activities                        139,490        (6,732)
                                                                               ----------    ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Change in advance due to related party                                         (5,079)       (5,354)
    Change in long term debt                                                      (99,994)           --
    Dividends (includes noncash transactions)                                     (17,304)      (23,846)
                                                                               ----------    ----------
                     Net cash used in financing activities                       (122,377)      (29,200)
                                                                               ----------    ----------
    Effect of exchange rate change on cash and cash equivalents                      (539)         (706)
                                                                               ----------    ----------

                     Net cash flow                                                (20,845)      (13,283)

CASH AND CASH EQUIVALENTS, net of bank overdraft, beginning
  of year                                                                          15,224        37,163
                                                                               ----------    ----------
CASH AND CASH EQUIVALENTS, net of bank overdraft, end of year
                                                                               $   (5,621)   $   23,880
                                                                               ==========    ==========



           The accompanying notes to consolidated financial statements are an integral part of these statements.

                THRALL CAR MANUFACTURING COMPANY AND SUBSIDIARIES
          UNAUDITED CONSOLIDATED STATEMENT OF SHAREHOLDERS' INVESTMENT

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001

                             (DOLLARS IN THOUSANDS)

                                                   ADDITIONAL     FOREIGN                   COMPRE-
                                         COMMON     PAID-IN       CURRENCY      RETAINED    HENSIVE
                             SHARES      STOCK      CAPITAL      TRANSLATION    EARNINGS    INCOME
                            --------    --------   ----------    -----------    --------    --------
December 31, 2000              8,080    $     --   $   23,464     $     (615)   $132,919
Net loss                          --          --           --             --     (26,932)   $(26,932)
Foreign currency
    translation                   --          --           --           (539)         --        (539)
Dividends--cash
 ($2.14 per share)                --          --           --             --     (17,304)         --
                            --------    --------   ----------    -----------    --------    --------
Comprehensive
    income                                                                                  $(27,471)
                                                                                            ========
September 30, 2001             8,080    $     --   $   23,464    $    (1,154)   $ 88,683
                            ========    ========   ==========    ===========    ========


           The accompanying notes to consolidated financial statements are an integral part of these statements.

                THRALL CAR MANUFACTURING COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                               SEPTEMBER 30, 2001



GENERAL


The foregoing consolidated financial statements are unaudited and have been prepared from the books and records of Thrall Car Manufacturing Company ("Thrall" or the "Company"), a wholly-owned subsidiary of Duchossois Industries. In the opinion of management, all adjustments necessary for a fair presentation of the financial position of the Company as of September 30, 2001, the results of operations and cash flows for the nine months ended September 30, 2001 and 2000, in conformity with generally accepted accounting principles, have been made. These financial statements and notes are condensed as permitted by the instructions to Form 8-K, and should be read in conjunction with the audited consolidated financial statements of the Company included herein for the years ended December 31, 2000 and 1999.



CONTINGENCIES


The Company is involved in various claims and lawsuits incidental to its business. In the opinion of management, these claims and suits in the aggregate will not have a material adverse effect on the Company's consolidated financial statements.



SUBSEQUENT EVENTS

On October 26, 2001, the Company merged into a wholly-owned subsidiary of Trinity Industries, Inc. ("Trinity") pursuant to which Trinity tendered to the Company's shareholder consideration of $165.6 million in cash (subject to an adjustment relating to the level of the Company's working capital at the closing date) and 7.15 million shares of its common stock. In addition, Trinity agreed to make additional payments, not to exceed $45 million over five years, based on a formula related to annual railcar industry production levels. Prior to the merger, the Company repaid its $100.0 million private placement debt and its $13.0 million Industrial Revenue Bonds at par, and distributed to its shareholder certain non-operating assets including cash, investments and real estate, and the shareholder assumed specified liabilities associated with the distributed assets and with previously discontinued operations of the Company.

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER              DESCRIPTION
-------             -----------
 23       Consent of Independent Auditors